QTS Acquires New Jersey Data Center from McGraw Hill Financial and forms Strategic Partnership with Atos

Data Center Provider Continues Diversified Growth Strategies with Infrastructure Rich,

Large-Scale data centers in Core Markets at Attractive Basis

Overland Park, Kan. (July 2, 2014) – QTS Realty Trust (NYSE: QTS), one of the nation’s largest and fastest-growing providers of data center facilities and cloud services, and a leader in security and compliance, has completed the acquisition of a data center facility in East Windsor, New Jersey, from McGraw Hill Financial, Inc., for approximately $75 million, and has formed a new strategic partnership with Atos.

The acquisition highlights one of QTS’ growth strategies of acquiring enterprise-owned data centers that are underutilized by their current owners. This further supports QTS’ strategy, which focuses on infrastructure rich, large-scale data center facilities at a low cost in strategic markets.

QTS believes that there are a large number of enterprise customers similar to McGraw Hill Financial who are looking for outsourcing solutions for their internal data center needs, but require a data center provider with a fully integrated technology services platform to enable the IT transformation. QTS leverages its integrated 3C product mix to offer the combination of real estate ownership and technology services that supports a true enterprise partnership which can unlock these enterprise outsourcing opportunities.

In connection with the purchase of the McGraw Hill Financial data center, QTS has also signed a 10-year lease, plus a 15-year extension option, with Atos, a leading international information technology services company headquartered in Bezos, France. Under this arrangement, QTS will provide Atos with its custom data center (C1) offering as well as its new QTS Critical Facilities Management service (CFM), which leverages QTS’ expertise in data center management and services to run data center facilities for enterprise customers. Atos will package QTS’ C1 and CFM services with their own comprehensive IT outsourcing service offering for McGraw Hill Financial, who will continue to locate their data center needs in the New Jersey facility.

This Atos arrangement represents the launching of a new strategic relationship, in which Atos has chosen QTS to act as their North American data center partner. Under this relationship, QTS will provide enterprise data center ownership and outsourcing opportunities, along with critical facilities management capabilities to Atos. Atos will package these capabilities with their technology services solutions, to meet the full IT needs of blue chip enterprise customers.

“Atos’ North American business model is strengthened by our strategic partnership with QTS,” said John Evers, Chief Executive Officer – Atos North America. “We selected QTS based on their integrated technology service capabilities combined with their CFM offering. In addition, their strength in security and compliance, as well as their scale and national footprint, make them a unique partner for Atos.”

“With a global client base, and more than 76,000 employees in 52 countries, Atos clearly is a strong international business technology company for QTS to enter a relationship with,” said Chad Williams, Chief Executive Officer – QTS. “We look forward to pursing other opportunities to work with them domestically and internationally.”

The acquisition totals more than 194 acres, with a facility consisting of 560,000 gross square feet, 58,000 square feet of raised floor and 12 MW of gross power. The facility also has the ability to more than double with additional expansion capacity to add approximately 100,000 square feet of raised floor and up to 20 megawatts of gross power.

In addition, the facility comes with a 50-acre, 14.1 megawatt solar field. It is one of the largest privately-owned, net metered solar projects in the western hemisphere and has an estimated annual carbon reduction of nearly 14,000 tons. This solar field supports QTS’ continued efforts to be a leader in green initiatives and to drive efficient power utilization efforts throughout the organization.

“This is an important acquisition that is consistent with the QTS strategy to grow our business with sophisticated enterprise customers through large scale facilities in strategic markets. We focus on infrastructure rich facilities, acquired at a low basis, with significant capacity to continue to support our growth in a low-risk, cost-efficient model. In addition, the expansion for QTS into the northeast market with a large-scale facility will enable us to continue to drive our integrated product mix with our 3C platform of custom data center (C1), colocation (C2) and cloud and managed services (C3),” said Williams.

QTS has initially financed this transaction through its revolving credit facility and is exploring certain long-term funding options. The triple net lease with Atos should generate an initial return at 10%+. QTS expects that the additional facility capacity will enhance future returns. QTS plans to provide more details regarding the acquisition and the possible long-term funding on the second quarter conference call, scheduled for Wednesday, July 30, 2014.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading national provider of data center solutions and fully managed services. The company offers a complete, unique portfolio of core data center products, including custom data center (C1), colocation (C2) and cloud and managed services (C3), providing the flexibility, scale and security needed to support the rapidly evolving infrastructure demands of web and IT applications. With 11 data centers in seven states, QTS owns, operates and manages approximately 4.3 million square feet of secure, state-of-the-art data center infrastructure and supports more than 875 customers. For more information about QTS, please visit www.qtsdatacenters.com or call toll-free 877.QTS.DATA or follow us on Twitter @DataCenters_QTS.

About Atos

Atos is an international information technology services company with 2013 annual revenue of EUR 8.6 billion and 76,300 employees in 52 countries. Serving a global client base, it delivers information technology services through Consulting & Systems Integration, Managed Operations, and transactional services through Worldline, the European leader and a global player in the payments services industry. With its deep technology expertise and industry knowledge, it works with clients across the following business sectors:

Manufacturing, Retail & Transportation; Public Sector & Health; Financial Services; Telecoms, Media & Utilities. Atos is focused on business technology that powers progress and helps organizations to create their firm of the future. It is the Worldwide Information Technology Partner for the Olympic and Paralympic Games and is listed on the NYSE Euronext Paris Market. Atos operates under the brands Atos, Atos Consulting, Worldline and Atos Worldgrid.

About McGraw Hill Financial:

McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company’s iconic brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, J.D. Power and McGraw Hill Construction. The Company has approximately 17,000 employees in 29 countries. Additional information is available at www.mhfi.com.

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Media Contact:

Marlena Reed

communications 21 for QTS

404.814.1330

mreed@c21pr.com